Exhibit 99

Snap-on Announces Fourth Quarter and Full Year 2020 Results

Fourth quarter sales up 12.5%; Organic sales up 10.6%;

Operating margin before financial services of 20.1% in the quarter improves 220 basis points;

Diluted EPS of $3.82 for the quarter increases 24.0%

KENOSHA, Wis.--(BUSINESS WIRE)--February 4, 2021--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced 2020 operating results for the fourth quarter and full year.

  Net sales of $1,074.4 million in the fourth quarter of 2020 increased $119.2 million, or 12.5% from 2019 levels, reflecting a $102.1 million, or 10.6%, organic sales gain, $9.6 million of favorable foreign currency translation, and $7.5 million of acquisition-related sales.

  Operating earnings before financial services for the quarter of $216.2 million, or 20.1% of sales, including the impacts from $2.8 million of direct costs associated with COVID-19, $1.5 million of unfavorable currency effects and $1.0 million of exit and disposal costs for actions outside of the United States (“restructuring charges”), compared to $171.4 million, or 17.9% of sales in 2019. Excluding the restructuring charges, operating earnings before financial services in 2020, as adjusted, of $217.2 million, or 20.2% of sales, increased $45.8 million, or 26.7%, from 2019 levels.

  Financial services revenue in the quarter of $93.4 million increased $9.5 million from 2019 levels; financial services operating earnings of $68.5 million compared to $62.2 million last year.

  Consolidated operating earnings for the quarter of $284.7 million, including $2.8 million of direct costs associated with COVID-19, $1.3 million of unfavorable currency effects and $1.0 million of restructuring charges, compared to $233.6 million last year. As a percentage of revenues (net sales plus financial services revenue), consolidated operating earnings were 24.4% and 22.5% in the fourth quarters of 2020 and 2019, respectively. Excluding the restructuring charges, consolidated operating earnings in 2020, as adjusted, of $285.7 million, or 24.5% of revenues, increased $52.1 million, or 22.3%, from 2019 levels.

  The fourth quarter effective income tax rate was 21.8% in 2020 and 22.3% in 2019.

  Net earnings in the quarter of $208.9 million, or $3.82 per diluted share, compared to $170.6 million, or $3.08 per diluted share, a year ago. Excluding the restructuring charges, net earnings, as adjusted, were $209.9 million in 2020, or $3.84 per diluted share.

  Full year net sales of $3,592.5 million decreased $137.5 million, or 3.7%, from 2019 levels, reflecting a $140.9 million, or 3.8%, organic sales decline and $10.9 million of unfavorable foreign currency translation, partially offset by $14.3 million of acquisition-related sales. The lower sales volume is primarily due to decreased activity in the first half of the year as a result of the initial shock associated with the COVID-19 pandemic. Full year net earnings of $627.0 million, or $11.44 per diluted share, compared to net earnings of $693.5 million, or $12.41 per diluted share, last year. In 2020, excluding restructuring charges, net earnings, as adjusted, were $637.3 million. In 2019, excluding a legal settlement related to a litigation matter that was being appealed (the “legal settlement”), net earnings, as adjusted, were $684.8 million. Earnings per diluted share, as adjusted, of $11.63 in 2020, decreased 5.1% as compared to earnings per diluted share, as adjusted, of $12.26 last year.

See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales and measures, as adjusted, excluding the restructuring charges and the legal settlement.

“Our fourth quarter was another encouraging period in which Snap-on continued its upward trajectory, extending to new heights in both sales and earnings . . . achieved directly against a disruption of historic proportion . . . all while prioritizing the health and safety of our constituents,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “We believe our performance clearly confirms the continuing and abundant opportunities along our runways for growth and improvement, demonstrates the strength inherent in our operations, and testifies to the resilience of our enterprise, supported by our franchise network, by our capacity for critical innovation, and by our deep connection with makers and fixers. We’re further heartened that the gains were achieved in the challenging COVID environment, while still expanding our special advantage in our products, in our brands, and in our people. Those elevated capabilities enabled us to reach higher in the quarter and will serve as an effective base for attaining increased progress as we move forward through 2021. Finally, I want to celebrate our franchisees, our associates, and our customers who have labored at their essential tasks, especially in repair shops, in warehouses, and in factories. Their dedication and hard work have helped preserve our society during the time of the virus . . . an effort that will be remembered for years to come.”

Segment Results - Fourth Quarter

Commercial & Industrial Group segment sales of $364.4 million in the quarter increased $11.5 million, or 3.3%, from 2019 levels, including $7.5 million of acquisition-related sales and $6.5 million of favorable foreign currency translation, partially offset by a $2.5 million, or 0.7%, organic decline. This decrease includes lower activity with customers in the critical industries and in the segment’s Asia Pacific operations, partially offset by higher volumes in the segment’s European-based hand tools business.

Operating earnings of $56.2 million in the period, including $1.0 million of COVID-19-related costs and $1.3 million of unfavorable foreign currency effects, compared to $45.0 million in 2019. The operating margin (operating earnings as a percentage of segment sales) of 15.4% compared to 12.8% a year ago.

Snap-on Tools Group segment sales of $494.9 million in the quarter increased $83.2 million, or 20.2%, from 2019 levels, reflecting an $81.0 million, or 19.6%, organic gain and $2.2 million of favorable foreign currency translation. The organic increase reflects higher activity in both the segment’s U.S. and international operations.

Operating earnings of $93.6 million in the period, including $1.2 million of COVID-19-related costs, increased $39.3 million from 2019 levels, and the operating margin of 18.9% compared to 13.2% last year.

Repair Systems & Information Group segment sales of $361.1 million in the quarter increased $26.1 million, or 7.8%, from 2019 levels, reflecting a $23.7 million, or 7.0%, organic increase and $2.4 million of favorable foreign currency translation. The organic gain includes higher activity with OEM dealerships and increased sales of diagnostics and repair information products to independent repair shop owners and managers, partially offset by lower volumes of undercar equipment.

Operating earnings of $90.0 million in the period, including $1.0 million of restructuring charges, $0.2 million of COVID-19-related costs and $0.2 million of unfavorable foreign currency effects, compared to $87.2 million in 2019, while the operating margin of 24.9% compared to 26.0% a year ago.

Financial Services operating earnings of $68.5 million on revenue of $93.4 million in the quarter compared to operating earnings of $62.2 million on revenue of $83.9 million a year ago. Originations of $272.4 million in the fourth quarter increased $10.0 million, or 3.8%, from 2019 levels.

Corporate expenses of $23.6 million in the quarter compared to $15.1 million last year.

Outlook

COVID-19 spread across the globe during 2020 and continues to impact economic activity worldwide into 2021. Snap-on is accommodating to the related risks while safely pursuing opportunities in the COVID-19 environment. In 2021, the company believes there will be ongoing advancement against the virus-related turbulence, and that the trajectory of progress may be uncertain due to the evolving nature and duration of the pandemic.

Snap-on does expect to make progress in 2021 along its defined runways for coherent growth, leveraging capabilities already demonstrated in the automotive repair arena and developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high. In pursuit of these initiatives, it is projected that capital expenditures in 2021 will be in a range of $90 million to $100 million. Snap-on continues to respond to the global macroeconomic challenges through its Rapid Continuous Improvement (RCI) process and other cost reduction initiatives.

Snap-on currently anticipates that its full year 2021 effective income tax rate will be in the range of 23% to 24%.

Conference Call and Webcast on February 4, 2021, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, February 4, 2021, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.

Non-GAAP Measures

References in this document to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, customer base and geographic expansion, new product development and/or pricing, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. The company’s organic sales disclosures also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in our businesses and facilitates comparisons of our sales performance with prior periods.

For the fourth quarter of 2020, the company is including operating earnings before financial services, consolidated operating earnings, net earnings, diluted earnings per share and its effective tax rate, all as adjusted to exclude the impact of $1.0 million of restructuring charges ($1.0 million after tax) for exit and disposal activities.

For the full year 2020, the company is including operating earnings before financial services, consolidated operating earnings, net earnings, diluted earnings per share and its effective tax rate, all as adjusted to exclude the impact of $12.5 million of restructuring charges ($10.3 million after tax) for exit and disposal activities, which occurred in the first, second and fourth quarters of fiscal 2020.

For the full year 2019, the company is including operating earnings before financial services, consolidated operating earnings, net earnings and diluted earnings per share, all as adjusted to exclude the impact of an $11.6 million benefit ($8.7 million after tax) from the legal settlement, which occurred in the first quarter of fiscal 2019.

Management believes that these are unusual events and therefore the non-GAAP financial measures adjusted to exclude them provide more meaningful year-over-year comparisons of the company’s 2020 operating performance. For a reconciliation of the adjusted metrics, see “Reconciliation of Non-GAAP Financial Measures” below.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as for customers in industries, including aviation and aerospace, agriculture, construction, government and military, mining, natural resources, power generation and technical education. Snap-on also derives income from various financing programs to facilitate the sales of its products and support its franchise business. Products and services are sold through the company’s franchisee, company-direct, distributor and internet channels. Founded in 1920, Snap-on is a $3.6 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 28, 2019 and any Quarterly Reports on Form 10-Q, which all are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

SNAP-ON INCORPORATED Condensed Consolidated Statements of Earnings (Amounts in millions, except per share data) (unaudited)
	Fourth Quarter		Full Year
	2020	2019	2020	2019

Net sales	$1,074.4	$955.2	$3,592.5	$3,730.0
Cost of goods sold	(558.2)	(504.7)	(1,844.0)	(1,886.0)
Gross profit	516.2	450.5	1,748.5	1,844.0
Operating expenses	(300.0)	(279.1)	(1,116.6)	(1,127.6)
Operating earnings before financial services	216.2	171.4	631.9	716.4

Financial services revenue	93.4	83.9	349.7	337.7
Financial services expenses	(24.9)	(21.7)	(101.1)	(91.8)
Operating earnings from financial services	68.5	62.2	248.6	245.9

Operating earnings	284.7	233.6	880.5	962.3
Interest expense	(15.4)	(12.1)	(54.0)	(49.0)
Other income (expense) – net	2.4	2.4	8.7	8.8
Earnings before income taxes and equity earnings	271.7	223.9	835.2	922.1
Income tax expense	(58.2)	(48.9)	(189.1)	(211.8)
Earnings before equity earnings	213.5	175.0	646.1	710.3
Equity earnings, net of tax	0.3	—	0.3	0.9
Net earnings	213.8	175.0	646.4	711.2
Net earnings attributable to noncontrolling interests	(4.9)	(4.4)	(19.4)	(17.7)
Net earnings attributable to Snap-on Inc.	$208.9	$170.6	$627.0	$693.5

Net earnings per share attributable to Snap-on Inc.:
Basic	$3.85	$3.12	$11.55	$12.59
Diluted	3.82	3.08	11.44	12.41

Weighted-average shares outstanding:
Basic	54.2	54.7	54.3	55.1
Effect of dilutive securities	0.5	0.7	0.5	0.8
Diluted	54.7	55.4	54.8	55.9

SNAP-ON INCORPORATED Supplemental Segment Information (Amounts in millions) (unaudited)
	Fourth Quarter		Full Year
	2020	2019	2020	2019
Net sales:
Commercial & Industrial Group	$364.4	$352.9	$1,234.6	$1,345.7
Snap-on Tools Group	494.9	411.7	1,643.9	1,612.9
Repair Systems & Information Group	361.1	335.0	1,238.2	1,334.5
Segment net sales	1,220.4	1,099.6	4,116.7	4,293.1
Intersegment eliminations	(146.0)	(144.4)	(524.2)	(563.1)
Total net sales	1,074.4	955.2	3,592.5	3,730.0
Financial Services revenue	93.4	83.9	349.7	337.7
Total revenues	$1,167.8	$1,039.1	$3,942.2	$4,067.7

Operating earnings:
Commercial & Industrial Group	$56.2	$45.0	$153.7	$188.7
Snap-on Tools Group	93.6	54.3	267.7	245.8
Repair Systems & Information Group	90.0	87.2	298.0	342.7
Financial Services	68.5	62.2	248.6	245.9
Segment operating earnings	308.3	248.7	968.0	1,023.1
Corporate	(23.6)	(15.1)	(87.5)	(60.8)
Operating earnings	284.7	233.6	880.5	962.3
Interest expense	(15.4)	(12.1)	(54.0)	(49.0)
Other income (expense) – net	2.4	2.4	8.7	8.8
Earnings before income taxes and equity earnings	$271.7	$223.9	$835.2	$922.1

SNAP-ON INCORPORATED Condensed Consolidated Balance Sheets (Amounts in millions) (unaudited)
	Fiscal Year End
	2020	2019
Assets
Cash and cash equivalents	$923.4	$184.5
Trade and other accounts receivable – net	640.7	694.6
Finance receivables – net	530.2	530.1
Contract receivables – net	112.5	100.7
Inventories – net	746.5	760.4
Prepaid expenses and other assets	129.7	110.2
Total current assets	3,083.0	2,380.5

Property and equipment – net	526.2	521.5
Operating lease right-of-use assets	51.9	55.6
Deferred income tax assets	50.3	52.3
Long-term finance receivables – net	1,136.3	1,103.5
Long-term contract receivables – net	374.7	360.1
Goodwill	982.4	913.8
Other intangibles – net	260.8	243.9
Other assets	91.7	62.3
Total assets	$6,557.3	$5,693.5

Liabilities and Equity
Notes payable and current maturities of long-term debt	$268.5	$202.9
Accounts payable	222.9	198.5
Accrued benefits	59.7	53.3
Accrued compensation	89.9	53.9
Franchisee deposits	78.4	68.2
Other accrued liabilities	445.5	370.8
Total current liabilities	1,164.9	947.6

Long-term debt	1,182.1	946.9
Deferred income tax liabilities	70.4	69.3
Retiree health care benefits	34.5	33.6
Pension liabilities	127.1	122.1
Operating lease liabilities	34.0	37.5
Other long-term liabilities	97.7	105.7
Total liabilities	2,710.7	2,262.7

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.4	67.4
Additional paid-in capital	391.7	379.1
Retained earnings	5,156.9	4,779.7
Accumulated other comprehensive loss	(365.8)	(507.9)
Treasury stock at cost	(1,425.3)	(1,309.2)
Total shareholders' equity attributable to Snap-on Inc.	3,824.9	3,409.1
Noncontrolling interests	21.7	21.7
Total equity	3,846.6	3,430.8
Total liabilities and equity	$6,557.3	$5,693.5

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)
	Fourth Quarter
	2020	2019
Operating activities:
Net earnings	$213.8	$175.0
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	19.0	17.9
Amortization of other intangibles	6.2	6.0
Provision for losses on finance receivables	13.4	14.1
Provision for losses on non-finance receivables	6.4	3.9
Stock-based compensation expense	7.0	5.1
Deferred income tax provision	0.3	23.5
Loss on sales of assets	0.7	0.1
Changes in operating assets and liabilities, net of effects of acquisition:
Trade and other accounts receivable	(10.6)	(7.3)
Contract receivables	(3.1)	(8.0)
Inventories	37.8	0.3
Prepaid and other assets	8.8	(5.2)
Accounts payable	7.5	(11.8)
Accruals and other liabilities	10.4	(16.9)
Net cash provided by operating activities	317.6	196.7

Investing activities:
Additions to finance receivables	(223.5)	(213.8)
Collections of finance receivables	207.6	189.2
Capital expenditures	(26.5)	(21.6)
Acquisition of business, net of cash acquired	(35.4)	0.3
Disposals of property and equipment	0.4	1.4
Other	3.8	3.1
Net cash used by investing activities	(73.6)	(41.4)

Financing activities:
Net increase (decrease) in other short-term borrowings	0.5	(29.3)
Cash dividends paid	(66.8)	(59.0)
Purchases of treasury stock	(78.7)	(71.2)
Proceeds from stock purchase and option plans	39.3	25.2
Other	(5.9)	(4.9)
Net cash used by financing activities	(111.6)	(139.2)

Effect of exchange rate changes on cash and cash equivalents	3.5	0.9
Increase in cash and cash equivalents	135.9	17.0

Cash and cash equivalents at beginning of period	787.5	167.5
Cash and cash equivalents at end of year	$923.4	$184.5

Supplemental cash flow disclosures:
Cash paid for interest	$(8.6)	$(1.5)
Net cash paid for income taxes	(56.5)	(50.7)

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)
	Full Year
	2020	2019
Operating activities:
Net earnings	$646.4	$711.2
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	73.3	70.1
Amortization of other intangibles	23.4	22.3
Provision for losses on finance receivables	54.6	49.9
Provision for losses on non-finance receivables	22.7	18.3
Stock-based compensation expense	19.5	23.8
Deferred income tax provision (benefit)	(8.2)	34.2
Loss on sales of assets	1.4	0.9
Settlement of treasury lock	1.4	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	47.9	(15.7)
Contract receivables	(29.9)	(20.9)
Inventories	34.2	(97.0)
Prepaid and other assets	8.5	(22.2)
Accounts payable	17.8	(2.6)
Accruals and other liabilities	95.6	(97.7)
Net cash provided by operating activities	1,008.6	674.6

Investing activities:
Additions to finance receivables	(835.0)	(841.9)
Collections of finance receivables	750.3	754.3
Capital expenditures	(65.6)	(99.4)
Acquisitions of businesses, net of cash acquired	(41.5)	(38.6)
Disposals of property and equipment	1.8	1.7
Other	2.2	1.8
Net cash used by investing activities	(187.8)	(222.1)

Financing activities:
Proceeds from issuance of long-term debt	489.9	—
Net increase (decrease) in other short-term borrowings	(187.2)	17.6
Cash dividends paid	(243.3)	(216.6)
Purchases of treasury stock	(174.3)	(238.4)
Proceeds from stock purchase and option plans	55.8	51.4
Other	(25.2)	(23.4)
Net cash used by financing activities	(84.3)	(409.4)

Effect of exchange rate changes on cash and cash equivalents	2.4	0.5
Increase in cash and cash equivalents	738.9	43.6

Cash and cash equivalents at beginning of year	184.5	140.9
Cash and cash equivalents at end of year	$923.4	$184.5

Supplemental cash flow disclosures:
Cash paid for interest	$(49.8)	$(46.3)
Net cash paid for income taxes	(188.4)	(191.2)

Non-GAAP Supplemental Data

The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's (“Snap-on”) non-financial services (“Operations”) and “Financial Services” businesses.

The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostic and equipment products, software and other non-financial services operations with Financial Services on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses were eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings (Amounts in millions) (unaudited)
	Operations*		Financial Services
	Fourth Quarter		Fourth Quarter
	2020	2019	2020	2019

Net sales	$1,074.4	$955.2	$—	$—
Cost of goods sold	(558.2)	(504.7)	—	—
Gross profit	516.2	450.5	—	—
Operating expenses	(300.0)	(279.1)	—	—
Operating earnings before financial services	216.2	171.4	—	—

Financial services revenue	—	—	93.4	83.9
Financial services expenses	—	—	(24.9)	(21.7)
Operating earnings from financial services	—	—	68.5	62.2

Operating earnings	216.2	171.4	68.5	62.2
Interest expense	(15.3)	(12.1)	(0.1)	—
Intersegment interest income (expense) – net	17.4	17.7	(17.4)	(17.7)
Other income (expense) – net	2.2	2.4	0.2	—
Earnings before income taxes and equity earnings	220.5	179.4	51.2	44.5
Income tax expense	(45.2)	(37.5)	(13.0)	(11.4)
Earnings before equity earnings	175.3	141.9	38.2	33.1
Financial services – net earnings attributable to Snap-on	38.2	33.1	—	—
Equity earnings, net of tax	0.3	—	—	—
Net earnings	213.8	175.0	38.2	33.1
Net earnings attributable to noncontrolling interests	(4.9)	(4.4)	—	—
Net earnings attributable to Snap-on	$208.9	$170.6	$38.2	$33.1

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings (Amounts in millions) (unaudited)
	Operations*		Financial Services
	Full Year		Full Year
	2020	2019	2020	2019

Net sales	$3,592.5	$3,730.0	$—	$—
Cost of goods sold	(1,844.0)	(1,886.0)	—	—
Gross profit	1,748.5	1,844.0	—	—
Operating expenses	(1,116.6)	(1,127.6)	—	—
Operating earnings before financial services	631.9	716.4	—	—

Financial services revenue	—	—	349.7	337.7
Financial services expenses	—	—	(101.1)	(91.8)
Operating earnings from financial services	—	—	248.6	245.9

Operating earnings	631.9	716.4	248.6	245.9
Interest expense	(53.8)	(48.8)	(0.2)	(0.2)
Intersegment interest income (expense) – net	68.5	70.5	(68.5)	(70.5)
Other income (expense) – net	8.5	8.9	0.2	(0.1)
Earnings before income taxes and equity earnings	655.1	747.0	180.1	175.1
Income tax expense	(142.7)	(166.6)	(46.4)	(45.2)
Earnings before equity earnings	512.4	580.4	133.7	129.9
Financial services – net earnings attributable to Snap-on	133.7	129.9	—	—
Equity earnings, net of tax	0.3	0.9	—	—
Net earnings	646.4	711.2	133.7	129.9
Net earnings attributable to noncontrolling interests	(19.4)	(17.7)	—	—
Net earnings attributable to Snap-on	$627.0	$693.5	$133.7	$129.9

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets (Amounts in millions) (unaudited)
	Operations*		Financial Services
	Fiscal Year End		Fiscal Year End
	2020	2019	2020	2019
Assets
Cash and cash equivalents	$923.2	$184.4	$0.2	$0.1
Intersegment receivables	14.6	14.2	0.2	—
Trade and other accounts receivable – net	639.7	693.5	1.0	1.1
Finance receivables – net	—	—	530.2	530.1
Contract receivables – net	7.0	6.8	105.5	93.9
Inventories – net	746.5	760.4	—	—
Prepaid expenses and other assets	131.1	111.8	7.8	7.0
Total current assets	2,462.1	1,771.1	644.9	632.2

Property and equipment – net	524.4	519.8	1.8	1.7
Operating lease right-of-use assets	49.7	52.9	2.2	2.7
Investment in Financial Services	349.8	340.5	—	—
Deferred income tax assets	27.6	32.7	22.7	19.6
Intersegment long-term notes receivable	316.9	755.5	—	—
Long-term finance receivables – net	—	—	1,136.3	1,103.5
Long-term contract receivables – net	12.4	16.0	362.3	344.1
Goodwill	982.4	913.8	—	—
Other intangibles – net	260.8	243.9	—	—
Other assets	103.9	73.0	0.1	0.2
Total assets	$5,090.0	$4,719.2	$2,170.3	$2,104.0

Liabilities and Equity
Notes payable and current maturities of long-term debt	$18.5	$202.9	$250.0	$—
Accounts payable	222.3	197.3	0.6	1.2
Intersegment payables	—	—	14.8	14.2
Accrued benefits	59.7	53.2	—	0.1
Accrued compensation	87.2	52.2	2.7	1.7
Franchisee deposits	78.4	68.2	—	—
Other accrued liabilities	418.8	353.7	35.9	25.7
Total current liabilities	884.9	927.5	304.0	42.9

Long-term debt and intersegment long-term debt	—	—	1,499.0	1,702.4
Deferred income tax liabilities	70.4	69.3	—	—
Retiree health care benefits	34.5	33.6	—	—
Pension liabilities	127.1	122.1	—	—
Operating lease liabilities	31.6	34.5	2.4	3.0
Other long-term liabilities	94.9	101.4	15.1	15.2
Total liabilities	1,243.4	1,288.4	1,820.5	1,763.5

Total shareholders' equity attributable to Snap-on	3,824.9	3,409.1	349.8	340.5
Noncontrolling interests	21.7	21.7	—	—
Total equity	3,846.6	3,430.8	349.8	340.5
Total liabilities and equity	$5,090.0	$4,719.2	$2,170.3	$2,104.0

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED Reconciliation of Non-GAAP Financial Measures (Amounts in millions, except per share data) (unaudited)
	Fourth Quarter		Full Year
	2020	2019	2020	2019
AS REPORTED

Charges associated with exit and disposal activities (“restructuring charges”)
Pre-tax restructuring charges	$(1.0)	$—	$(12.5)	$—
Income tax benefits	—	—	2.2	—
Restructuring charges, after tax	$(1.0)	$—	$(10.3)	$—

Weighted-average shares outstanding - diluted	54.7	55.4	54.8	55.9

Diluted EPS - restructuring charges	$(0.02)	$—	$(0.19)	$—

Benefit related to the settlement of a litigation matter (“legal settlement”)
Pre-tax legal settlement	$—	$—	$—	$11.6
Income tax expense	—	—	—	(2.9)
Legal settlement, after tax	$—	$—	$—	$8.7

Weighted-average shares outstanding - diluted	54.7	55.4	54.8	55.9

Diluted EPS - legal settlement	$—	$—	$—	$0.15

SNAP-ON INCORPORATED Reconciliation of Non-GAAP Financial Measures (continued) (Amounts in millions, except per share data) (unaudited)
	Fourth Quarter		Full Year
	2020	2019	2020	2019
ADJUSTED INFORMATION - NON-GAAP

1) Operating earnings before financial services
As reported	$216.2	$171.4	$631.9	$716.4
Restructuring charges	1.0	—	12.5	—
Legal settlement	—	—	—	(11.6)
As adjusted	$217.2	$171.4	$644.4	$704.8

Operating earnings before financial services as a percentage of sales
As reported	20.1%	17.9%	17.6%	19.2%
As adjusted	20.2%	17.9%	17.9%	18.9%

2) Operating earnings
As reported	$284.7	$233.6	$880.5	$962.3
Restructuring charges	1.0	—	12.5	—
Legal settlement	—	—	—	(11.6)
As adjusted	$285.7	$233.6	$893.0	$950.7

Operating earnings as a percentage of revenue
As reported	24.4%	22.5%	22.3%	23.7%
As adjusted	24.5%	22.5%	22.6%	23.4%

3) Net earnings attributable to Snap-on Incorporated
As reported	$208.9	$170.6	$627.0	$693.5
Restructuring charges, after tax	1.0	—	10.3	—
Legal settlement, after tax	—	—	—	(8.7)
As adjusted	$209.9	$170.6	$637.3	$684.8

4) Diluted EPS
As reported	$3.82	$3.08	$11.44	$12.41
Restructuring charges, after tax	0.02	—	0.19	—
Legal settlement, after tax	—	—	—	(0.15)
As adjusted	$3.84	$3.08	$11.63	$12.26

5) Effective tax rate
As reported	21.8%	22.3%	23.2%	23.4%
Restructuring charges	(0.1)%	—	(0.1)%	—
Legal settlement	—	—	—	—
As adjusted	21.7%	22.3%	23.1%	23.4%

Contacts

For additional information, please visit www.snapon.com or contact:
Investors:
Sara Verbsky
262/656-4869

Media:
Samuel Bottum
262/656-5793